Exhibit 10.03

Incentive Compensation Award Program and
1997 Long Term Incentive Plan

2009 Award Agreement

Agreement, dated as of December 7, 2009, among AllianceBernstein L.P. (together with its subsidiaries, “Partnership”), AllianceBernstein Holding L.P. (“Holding”) and <PARTC_NAME> (“Participant”), an employee of the Partnership.

Whereas, the Compensation Committee (“Committee” or “Administrator”) of the Board of Directors (“Board”) of AllianceBernstein Corporation (“Corporation”), pursuant to the Post December 1, 2009 Award Provisions (“Provisions”) under the Partnership’s Amended and Restated Incentive Compensation Award Program (“Incentive Compensation Program”) and the Partnership’s Amended and Restated 1997 Long Term Incentive Plan (“1997 Plan” and, together with the Provisions and the Incentive Compensation Program, the “Plans”), copies of which have been delivered electronically to the Participant, has granted to the Participant an award (“Award”) consisting of units representing assignments of the beneficial ownership of limited partnership interests in Holding (“Holding Units”) subject to certain restrictions described herein (“Restricted Units”), and authorized the execution and delivery of this Award Agreement;

Now, Therefore, in accordance with the grant of the Award, and as a condition thereto, the Partnership, Holding and the Participant agree as follows:

1.             Grant.  Subject to and under the terms and conditions set forth in this Agreement and the Plans, the Committee hereby awards to the Participant the number of Restricted Units set forth in Section 2 of Schedule A, together with the right to receive regular cash distributions with regard to the underlying Holding Units pursuant to Section 2.03(a) of the Provisions.

2.             Vesting and Distribution.  The Restricted Units shall vest in accordance with Section 4 of Schedule A.  Once Restricted Units have vested, Holding Units shall be distributed to the Participant as specified in Article 4 of the Provisions, as modified herein.

3.             Notice of Resignation.  As a condition of receiving the Award, the Participant agrees that in the event of the Participant’s resignation, the Participant shall provide the Partnership with prior written notice of the Participant’s intent to terminate employment with the Partnership based on the schedule set forth below.  The Participant will continue to be eligible for base compensation (salary and/or commissions) and benefits during the notice period provided that the Partnership may, in its sole discretion, require the Participant to discontinue regular duties, including prohibiting the Participant from further entry to any of the Partnership’s premises.  The notice period shall be as follows:

Senior Vice President or above:	90 days
Vice President:	60 days
Assistant Vice President or below:	30 days

4.             Covenants.  As an additional condition of receiving the Award, the Participant agrees to the following covenants and remedies for failure to comply:

(a)           Competition.  At no time while employed by the Partnership shall the Participant provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director, or otherwise, to any person or entity that provides products or services that compete with any present or planned business of the Partnership; provided, however, that nothing herein shall prevent the Participant from being a passive owner of not more than 5% of the outstanding equity of any class of securities of an entity that is publicly traded and that owns or may acquire any corporation or business that competes with the Partnership. A “planned business” for purposes of the preceding sentence shall mean a business: (i) that the Participant is aware that the Partnership plans to enter within six months after the Participant’s last date of employment, (ii) that is material to the entity that plans to enter such business, and (iii) in which such entity has invested material resources (including time of senior management) in preparation for launch.

(b)           Client Solicitation.  At no time while employed by the Partnership, and except as may be requested by the Partnership, shall the Participant solicit (whether directly or on the Participant’s behalf through instruction to any other person or entity) the business of any client or prospective client of the Partnership for any purpose other than to obtain, maintain and/or service the client’s business for the Partnership.

(c)           Employee Solicitation.  At no time while employed by the Partnership shall the Participant (whether directly or indirectly through instruction to any other person or entity) recruit, solicit or hire any employee of the Partnership to work for the Participant or any other person or entity.

(d)           Confidentiality.  From the date hereof and continuing after the Participant’s last date of employment, and except as otherwise required by law, the Participant shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Partnership) any trade secrets, proprietary knowledge or confidential information which the Participant shall have obtained during his or her employment by the Partnership and which shall not be generally known to or recognized by the general public.  All information regarding or relating to any aspect of the business of the Partnership, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the products or services of the Partnership), or any other information acquired because of the Participant’s employment by the Partnership, shall be conclusively presumed to be confidential; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant).  The Participant’s obligations under this Section 4(d) shall be in addition to any other confidentiality or nondisclosure obligations the Participant has to the Partnership at law or under any other of the Partnership’s policies or agreements.

(e)           Non-disparagement.  Participant shall not make intentionally disparaging remarks about the Partnership, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Partnership, except if testifying truthfully under oath pursuant to any subpoena, order, directive, request or other legal process, or as may be otherwise required by law.

(f)           Remedies.  If the Participant fails to comply with the covenants set forth in this Section 4, the Partnership shall have the following remedies:

(i)           Without intending to limit the remedies available to the Partnership, the Participant acknowledges that a breach of any of the agreements or covenants contained in this Section 4 or in Section 3 hereof shall result in material irreparable injury to the Partnership for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Partnership shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Participant from engaging in activities prohibited by this Award Agreement or such other relief as may be required to specifically enforce any of the agreements or covenants in this Section 4 or Section 3 hereof.  The Participant acknowledges that the above restrictions are part of a program of the Partnership covering employees in many jurisdictions and that it is necessary to maintain consistency of administration and interpretation with respect to such program, and accordingly, the Participant consents to the applicability of New York law and jurisdiction in accordance with Section 12 hereof.  In the event that any court or tribunal of competent jurisdiction shall determine this Section to be unenforceable or invalid for any reason, the Participant agrees that this Section shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal.

(ii)           The Participant agrees that in the event of a breach of any of the agreements or covenants contained in this Section 4 or Section 3 hereof, any Restricted Units which have not vested or have vested but have not been delivered (other than as a result of a deferral election) shall be forfeited.

(iii)           In addition to the remedies set forth in clauses (i) and (ii) above), the Partnership retains the right to seek damages and other relief for any breach by the participant of any agreement or covenant contained this Award Agreement.

5.             Termination of Employment.  The Restricted Units shall vest in accordance with Section 4 of Schedule A only while the Participant is employed by the Partnership, except as follows:

(a)Disability.  Any unvested Restricted Units shall fully vest immediately upon a Participant’s Disability and shall be distributed to the Participant as specified in Article 4 of the Provisions.  The Participant shall be deemed to have incurred a “Disability” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last  for a continuous period of not less than 12 months, as determined by the carrier of the long-term disability insurance program maintained by the Partnership or its affiliate that covers the Participant, or such other person or entity designated by the Administrator in its sole discretion.  In order to assist in the process described in this paragraph (a), the Participant shall, as reasonably requested by the Administrator, (i) be available for medical examinations by one or more physicians chosen by the long-term disability insurance provider or the Administrator and approved by the Participant, whose approval shall not unreasonably be withheld, and (ii) grant the long-term disability insurance provider, the Administrator and any such physicians access to all relevant medical information concerning the Participant, arrange to furnish copies of medical records to them, and use best efforts to cause the Participant’s own physicians to be available to discuss the Participant’s health with them.

(b)Death.  If the Participant dies (i) while in the employ of the Partnership, or (ii) while the Participant otherwise holds outstanding unvested Restricted Units, all unvested Restricted Units held by the Participant (and not previously forfeited or cancelled) shall vest immediately and be distributed in accordance with Article 4 of the Provisions.

(c)Retirement. If the Participant’s employment with the Partnership terminates because of the Participant’s Retirement, any unvested Restricted Units held by the Participant (and not previously forfeited or cancelled) on his or her Retirement date shall continue to vest as specified in Section 4 of Schedule A and be distributed as specified in Article 4 of the Provisions.  “Retirement” with respect to a Participant means that the employment of the Participant with the Partnership has terminated on or after the Participant’s attaining the age 55 and fulfilling 10 full years of service at a time when the sum of the Participant’s age and years of service with the Partnership equals or exceeds 65.  The provisions in this paragraph (c) are conditioned upon the retiring Participant’s continued compliance with the agreements and covenants set forth in Sections 3 and 4 of this Award Agreement until the Restricted Units have fully vested and been delivered, and executing and complying with a standard release in favor of the Partnership in a form to be provided by the Partnership; provided, however, that the only remedy for a retiring Participant’s breach of Sections 3 and 4 available to the Partnership shall be the forfeiture remedy described in Section 4(f)(ii).

(d)If the Partnership terminates the Participant's employment for any reason other than death, Disability or Retirement, or if the Participant resigns, the Participant shall forfeit all unvested Restricted Units.

6.             No Right to Continued Employment.   The Restricted Units shall not confer upon the Participant any right to continue in the employ of the Partnership and shall not interfere in any way with the right of the Partnership to terminate the service of the Participant at any time for any reason.

7.             Non-Transferability.  The Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Restricted Units, or any interest therein, until the Participant’s rights in such Units vest in accordance with this Agreement.  Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement will be void and of no effect.

8.             Payment of Withholding Tax.  The provisions set forth in Section 6.04(k) of the Provisions shall apply in the event that the Partnership determines that any federal, state or local tax or any other charge is required by law to be withheld with respect to a vesting or distribution of Restricted Units.

9.             Dilution and Other Adjustments.  The existence of the Award shall not impair the right of the Partnership, Holding or their respective partners to, among other things, conduct, make or effect any change in the Partnership’s or Holding’s business, any distribution (whether in the form of cash, limited partnership interests, other securities, or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase or exchange of limited partnership interests or other securities of the Partnership or Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of the Partnership or Holding, or any incorporation (or other change in form) of the Partnership or Holding. Holding Units shall be subject to adjustment in accordance with Section 4(c) of the 1997 Plan (or such applicable successor provision).

10.             Electronic Delivery.  The Plans contemplate that each award shall be evidenced by an Award Agreement which shall be delivered to the Participant.  It is hereby understood that electronic delivery of this Award Agreement constitutes delivery under the Plans.

11.             Administrator.  If at any time there shall be no Committee, the Board shall be the Administrator.

12.             Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  The Participant hereby consents to the exclusive jurisdiction of any state or federal court located within the State of New York, County of New York, with respect to any legal action, dispute or otherwise, arising out of, related to, or in connection with this Agreement.  The Participant hereby waives any objection in any such action or proceeding based on forum non-conveniens, and any objection to venue with respect to any such legal action, which may be instituted in any of the aforementioned courts.

13.             Sections and Headings.  All section references in this Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Agreement.

14.             Interpretation.  The Participant accepts this Award subject to all the terms and provisions of the Provisions, which shall control in the event of any conflict between any clause of the Provisions and this Agreement, and accepts as binding, conclusive and final all decisions or interpretations of the Administrator or Board upon any questions arising under the Plan and/or this Agreement.

15.             Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (whether by hand or by facsimile) or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Partnership and Holding, to the Corporate Secretary at 1345 Avenue of the Americas, New York, New York 10105, or if the Partnership should move its principal office, to such principal office, and, in the case of the Participant, to his or her last permanent address as shown on the Partnership's records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

16.     Entire Agreement; Amendment.  This Agreement supersedes any and all existing agreements between the Participant, the Partnership and Holding relating to the Award.  It may not be amended except by a written agreement signed by both parties.

AllianceBernstein l.p.
AllianceBernstein Holding l.p.

By:	/s/ David A. Steyn
David A. Steyn
Chief Operating Officer

To accept the terms of this Award Agreement, please click the “Accept” button below:

ACCEPT

DECLINE

Schedule A
to
Award Agreement

1.	$___________ 2009 Award

2.	____________ Restricted Units have been awarded pursuant to this Agreement.

3.
The per Holding Unit price used to determine the number of Restricted Units awarded hereunder is $_____ per Holding Unit, which was the closing price of a Holding Unit as published for composite transactions on the New York Stock Exchange on December 7, 2009.

4.	Restrictions lapse with respect to the Holding Units in accordance with the following schedule:

Date	Percentage of Awarded Holding Units Vested on the Date Indicated

December 1, 2010	25.0%
December 1, 2011	50.0%
December 1, 2012	75.0%
December 1, 2013	100.0%